UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DexCom, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of DexCom, Inc. to be held at DexCom’s offices located at 6310 Sequence Drive, San Diego, California 92121, on May 19, 2016, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the meeting.

Sincerely,

Kevin Sayer
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet at www.proxyvote.com or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other holder of record (your record holder) and you have not given your record holder instructions to do so, your record holder will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. We strongly encourage you to vote.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 19, 2016 at 2:00 p.m. local time at our offices located at 6310 Sequence Drive, San Diego, California 92121, for the following purposes:

1. To elect three Class II directors to hold office until our 2019 Annual Meeting of Stockholders. DexCom’s Board of Directors has nominated the following persons for election as Class II directors:

Steven R. Altman

Barbara E. Kahn

Jay S. Skyler

2. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To hold a non-binding vote on an advisory resolution to approve executive compensation.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is March 30, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at DexCom’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors

Kevin Sayer
President and Chief Executive Officer

San Diego, California

April 6, 2016

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2016

INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

The accompanying proxy is delivered and solicited on behalf of the Board of Directors of DexCom, Inc., a Delaware corporation, in connection with the 2016 Annual Meeting of Stockholders, which is being held at 2:00 p.m. local time on May 19, 2016 at our offices located at 6310 Sequence Drive, San Diego, California 92121. The Notice of Internet Availability of Proxy Materials (“Notice”) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 6, 2016. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. The proxy materials include our proxy statement for the annual meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the proxy card or a voting instruction card for the annual meeting.

Voting Rights

Only stockholders of record of DexCom, Inc. (“DexCom” or the “Company”) common stock on March 30, 2016, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 83,395,601 shares of common stock outstanding.

The holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal, except for Proposal No. 2, because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock entitled to vote at the annual meeting, the annual meeting may be adjourned by the chairperson of the annual meeting to a subsequent date for the purpose of obtaining a quorum.

In an election of directors, our Bylaws and our Corporate Governance Principles require that directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, if applicable, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, promptly following such person’s election or re-election, submit to the Board an irrevocable resignation effective upon such person’s failure to receive the required vote at the next annual meeting at which they face re-election. Following an uncontested election in which any nominee who does not receive a majority of votes cast “For” his or her election, the Board is required to decide whether to accept such resignation, and it will disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, which is available at http://investor.shareholder.com/dexcom/governance.cfm.

The other proposals require the approval of a majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will not be counted for any purpose in determining whether these proposals have been approved.

On each matter to be voted upon, stockholders of record have one vote for each share of common stock owned by them as of the close of business on March 30, 2016, the record date for the annual meeting. Stockholders may not cumulate votes in the election of directors.

Admission to Meeting

You are entitled to attend the annual meeting if you were a stockholder of record or a beneficial owner of our common stock as of March 30, 2016, the record date, or you hold a valid legal proxy for the annual meeting. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Recommendations of the Board of Directors

DexCom’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal No. 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2); and

•	FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3).

Voting via the Internet, by Telephone or by Mail

Holders of shares of DexCom common stock whose shares are registered in their own name with DexCom’s transfer agent, American Stock Transfer & Trust Company, are record holders. As an alternative to voting in person at the annual meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2) and FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

DexCom stockholders whose shares are not registered in their own name with American Stock Transfer & Trust, are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, simply complete and mail the voting instruction card provided to you by your record holder to ensure that your vote is counted. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of DexCom’s independent registered public accounting firm. Shares held beneficially in street name may be voted by you in person at the annual meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the annual meeting.

For those stockholders who receive a Notice (described under “Internet Availability of Proxy Materials” below), the Notice provides information on how to access your proxy on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

Revocation of Proxies

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to DexCom’s Secretary at DexCom’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described under “Admission to Meeting” above.

Results of Annual Meeting

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K no later than four business days after the date the annual meeting ends.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of mailing of this Proxy Statement, our Board of Directors (the “Board of Directors” or “Board”) consists of nine members and is divided into three classes, each of which has a three-year term. Class I currently consists of Terrance H. Gregg, Kevin Sayer and Nicholas Augustinos, Class II currently consists of Steven R. Altman, Barbara E. Kahn and Jay S. Skyler, and Class III currently consists of Mark Foletta, Jonathan T. Lord and Eric J. Topol. Three Class II directors are to be elected at this annual meeting to serve until our 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes III and I expire at our 2017 and 2018 Annual Meetings of Stockholders, respectively.

The nominees for Class II directors are Steven R. Altman, Barbara E. Kahn and Jay S. Skyler, each of whom is a current director. Mr. Altman has served on the Board since November 2013, Dr. Kahn has served since April 2011 and Dr. Skyler has served since September 2002. Each of Mr. Altman and Drs. Kahn and Skyler has agreed to continue to serve as directors if elected, and we have no reason to believe that the nominees will be unable to serve.

Directors are elected by a majority of votes cast in an uncontested election. A majority of the votes cast means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of the votes cast.

In accordance with our Corporate Governance Principles (available on our website at http://investor.shareholder.com/dexcom/governance.cfm), the Board will nominate for election only candidates who agree, if elected, to tender, promptly following such person’s election or re-election, an irrevocable resignation that will be effective upon (i) such person’s failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) the Board’s acceptance of such resignation, at which point, any unvested portion of annual equity grants to a director whose resignation becomes effective shall become fully vested. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board. Each of Mr. Altman and Drs. Kahn and Skyler has provided an irrevocable resignation.

If an incumbent director fails to receive the required vote for election, then, within 90 days following certification of the stockholder vote, the Board will disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Board action regarding whether to accept the resignation offer.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of March 30, 2016 for the nominees for Class II directors and each person whose term of office as a Class I or III director will continue after the annual meeting.

Name	Age	Position
Class I Directors
Terrance H. Gregg	67	Executive Chairman of the Board of Directors
Kevin Sayer	58	President, Chief Executive Officer (“CEO”) and Director
Nicholas Augustinos	57	Director
Class II Directors
Steven R. Altman	54	Director
Barbara E. Kahn	63	Director
Jay S. Skyler, M.D.	69	Director
Class III Directors
Mark Foletta	55	Lead Independent Director
Jonathan T. Lord, M.D.	61	Director
Eric Topol, M.D.	61	Director

Nominees for Election for a Three-year Term Expiring at the 2019 Annual Meeting

Steven R. Altman has served on our Board since November 2013. From November 2011 through January 2014, Mr. Altman served as the vice chairman of Qualcomm Incorporated (“Qualcomm”) and a member of Qualcomm’s executive committee. Mr. Altman previously served as the president of Qualcomm from July 2005 to November 2011, as Executive Vice President from November 1997 to June 2005 and as President of Qualcomm Technology Licensing from September 1995 to April 2005. Mr. Altman was the chief architect of Qualcomm’s strategy for licensing its broad intellectual property portfolio for wireless communications, which has accelerated the growth of CDMA technology. Mr. Altman served on the board of Ubiquiti Networks, Inc., a publicly traded company that develops networking technology for service providers and enterprises, from October 2013 to December 2015. Mr. Altman received a B.S. from Northern Arizona University in Police Science and Administration and a J.D. from the University of San Diego. Mr. Altman brings to the Board significant senior leadership, and technical and global experience. Mr. Altman’s experiences with Qualcomm allow him to provide DexCom with valuable insights on corporate strategy and initiatives that are critical to the continued growth and maturation of DexCom.

Barbara E. Kahn has served on our Board since April 2011. Since January 2011, Dr. Kahn has served as the Patty and Jay H. Baker Professor of Marketing and the Director of the Jay H. Baker Retailing Center at The Wharton School, where she previously served as the Dorothy Silberberg Professor of Marketing from June 1990 to July 2007. Prior to rejoining Wharton, Dr. Kahn served for three and a half years as the Dean and Schein Family Chair Professor of Marketing at the School of Business Administration, University of Miami, Coral Gables, Florida from August 2007 to January 2011. Dr. Kahn received her Ph.D., M.B.A. and M.Phil degrees from Columbia University, and a B.A. in English Literature from the University of Rochester. Through Dr. Kahn’s experience in consumer-based research, she provides the Board with senior leadership and important guidance on issues relating to market and product development.

Jay S. Skyler, M.D., MACP has served on our Board since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Deputy Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. For 22 years, Dr. Skyler also served as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes clinical trials network. He is a past President of the American Diabetes Association and a past Vice-President of the International Diabetes Federation. Dr. Skyler served as a director of Amylin Pharmaceuticals, Inc. until its acquisition by Bristol-Myers Squibb Company in August 2012, and served as a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in 2001. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College. As a scholar and educator in the field of endocrinology, Dr. Skyler brings to the Board industry and technical experience directly related to DexCom’s research and development activities. In addition, Dr. Skyler’s board service with other public companies provides cross-board experience.

Directors Continuing in Office Until the 2017 Annual Meeting

Mark Foletta has served on our Board since November 2014 and has served as our Lead Independent Director since November 2015. Mr. Foletta previously served as Senior Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., a public pharmaceutical company, from March 2006 through Amylin’s acquisition by Bristol Myers-Squibb Company in August 2012, and as Vice President, Finance and Chief Financial Officer of Amylin from 2000 to 2006. Prior to joining Amylin in 2000, Mr. Foletta held a number of management positions with Intermark, Inc. and Triton Group Ltd. from 1986 to 2000 and served as an Audit Manager with Ernst & Young. Mr. Foletta is currently a member of the Board of Directors and Audit Committee of AMN Healthcare Services, Inc., a publicly traded healthcare workforce solutions provider, and Regulus Therapeutics, Inc., a publicly traded biopharmaceutical company. Since August 2015, Mr. Foletta has served as the interim CFO of Biocept, Inc., an early commercial-stage publicly traded molecular oncology diagnostics company. Mr. Foletta is also on the Board of Directors of Viacyte, Inc., a private biotechnology company. Mr. Foletta received a B.A. in Business Economics from the University of California, Santa Barbara and is a member of the Corporate Directors Forum. Mr. Foletta’s considerable audit and financial experience in the biotechnology and pharmaceutical sectors qualifies him to serve on the Board.

Jonathan T. Lord, M.D. has served on our Board since May 2008, and served as our Chairman from May 2010 until December 31, 2014 when, on January 1, 2015, Mr. Gregg became Chairman after resigning as DexCom’s Chief Executive Officer and served as our Lead Independent Director from January 2015 until November 2015. Recently Dr. Lord served as a professor of pathology at the University of Miami’s Miller School of Medicine after serving as the Chief Operating Officer of the Miller School and UHealth-University of Miami Health System from March 2012 to January 31, 2013. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. From April 2000 to April 2009, Dr. Lord served as Chief Innovation Officer and Senior Vice President at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as President of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as Chief Operating Officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Biolase, Digital Reasoning, Par 80, and Velano Vascular. Dr. Lord also serves in an advisory board role for ViaGenetics. From 2012 to 2015, Dr. Lord served in an advisory board role for Third Rock Ventures. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami. Through Dr. Lord’s experience in healthcare technology and insurance, he provides the Board with senior leadership and critical guidance on issues relating to technology, market and commercial development.

Eric Topol, M.D. has served on our Board since July 2009. Since January 2007, Dr. Topol has served as the Director of the Scripps Translational Science Institute, a National Institutes of Health funded program of the Clinical and Translational Science Award Consortium. He is Professor of Genomics at the Scripps Research Institute, the Chief Academic Officer of Scripps Health, and a senior consulting cardiologist at Scripps Clinic. Prior to Scripps, Dr. Topol served on the faculty of Case Western Reserve University as a professor in genetics, chaired the Department of Cardiovascular Medicine at Cleveland Clinic for 15 years and founded the Cleveland Clinic Lerner College of Medicine. Dr. Topol serves as a digital medical advisor to Google, AT&T, Walgreens, Quanttus, and Sotera Wireless. In April 2009, he co-founded the West Wireless Health Institute. As a practicing physician, academic and thought leader in wireless healthcare technologies, Dr. Topol is uniquely situated to provide the Board with guidance on its technology, clinical and market development.

Directors Continuing in Office until the 2018 Annual Meeting

Terrance H. Gregg has served on our Board since May 2005 and served as our Chief Executive Officer from June 2007 until January 2015. Mr. Gregg concurrently served as our President from June 2007 to June

2011. Effective January 1, 2015, Mr. Gregg assumed a new role with DexCom as Executive Chairman of the Board of Directors. In this role, Mr. Gregg is employed as an executive officer and will continue to lead our external efforts. From 1999 to June 2007, Mr. Gregg served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and served as its Chairman from 2006 to 2007. Since 2004, Mr. Gregg served as a Special Venture Partner with Galen Collaborative Capital, a private equity firm. Since 2015, Mr. Gregg also has served on Sectoral Asset Management’s New Emerging Medical Opportunities Advisory Board, a private equity fund focused on companies involved with the development of new pharmaceuticals, medical technology and related products to serve the global healthcare market. Mr. Gregg has also operated Soleil Partners LLC, formerly THG Consulting LLC, a healthcare advisory firm since 2002. From July 2002 to September 2004, Mr. Gregg served as a senior advisor to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University. As our Executive Chairman, Mr. Gregg brings to the Board significant senior leadership, industry, technical, and global experience.

Kevin Sayer has served on our Board since November 2007 and as our President since June 2011. From January 2013 until January 2015, Mr. Sayer also served as our Chief Operating Officer. In connection with Mr. Gregg assuming a new role as Executive Chairman of the Board of Directors, Mr. Sayer assumed the role of Chief Executive Officer effective on January 1, 2015. From April 2007 to December 2010, Mr. Sayer served as Chief Financial Officer of Biosensors International Group, Ltd. (“Biosensors”), a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors, from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc. from May 1994 until it was acquired by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant (inactive) and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University. As CEO, Mr. Sayer has direct responsibility for our strategy and operations.

Nicholas (Nick) Augustinos has served on our Board since November 2009. Since December 2015, Mr. Augustinos has served as President and CEO of Aver, Inc., a company specializing in bundled payment and analytics solutions and served on the Board of Directors of Aver since September 2014. From November 2011 until December 2015, Mr. Augustinos worked for Cardinal Health, Inc. as its Senior Vice President for Health Information Services and Strategy. From March 2005 through October 2011, Mr. Augustinos worked for Cisco Systems, Inc. (“Cisco”), a networking company. At Cisco, he held various positions, including Director of Cisco’s Internet Business Solutions Group, Senior Director, Global Healthcare Solutions Group, and most recently Senior Director of Global Healthcare Operations. In January 2015, Mr. Augustinos was appointed to the Board of Directors of the California Health Care Foundation (“CHCF”), which seeks to improve care for all Californians through innovations that improve quality, increase efficiency, and lower the cost of care. Prior to CHCF he served on the Board of Directors of the SCAN Foundation, an organization dedicated to advancing the development of a sustainable continuum of quality care for seniors, from June 2011 until December 2014. Mr. Augustinos served on the Board of Directors of Audax Health, now Rally, from March 2012 until February 2014. With a 29-year career in healthcare and healthcare technology, Mr. Augustinos has broad managerial, consulting and business development experience in the private and public sectors. Mr. Augustinos has worked with a diverse range of leading healthcare delivery systems, healthcare insurers and government organizations globally and brings to the Board significant business and market development experience with growth companies.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

Under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our Executive Chairman of the Board and our former Chief Executive Officer, and Mr. Sayer, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships with the director, or any member of his or her immediate family, us or one of our subsidiaries or affiliates, and our independent registered public accounting firm based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards and as required by SEC rules and regulations.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to the Board of Directors with respect thereto as the nominating and governance committee deems appropriate. Our Corporate Governance Principles also provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” In cases in which the chairman and chief executive officer are the same person, the chairman schedules and sets the agenda for meetings of the Board of Directors, and the chairman, or if the chairman is not present, the lead independent director, chairs such meetings. The responsibilities of the chairman or, if the chairman and the chief executive officer are the same person, the lead independent director include: presiding at executive sessions; serving as a liaison between the chairman and the independent directors and being available, under appropriate circumstances, for consultation and direct communication with stockholders.

Our Board of Directors believes that our stockholders and DexCom currently are best served by having Kevin Sayer, our CEO, serve as a member of the board, Terry Gregg, our former CEO and executive chairman, serve as Executive Chairman of the Board, and Mark Foletta serve as lead independent director. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Sayer’s and Mr. Gregg’s extensive executive leadership and operational experience, including familiarity with our business. In addition, separation of the office of Chairman allows Mr. Sayer to focus on his duties as Chief Executive Officer. Our independent directors bring experience, oversight and expertise from outside of our company, while our CEO and Executive Chairman bring company-specific experience and expertise. Our Board of Directors believes that this governance structure provides strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board of Directors and sound corporate governance policies and practices.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board of Directors focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board of Directors performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board of Directors receives management updates on our business operations, financial results, committee activities, and strategy and discusses risks related to the business;

•

the audit committee assists the Board of Directors in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures;

•

the nominating and governance committee assists the Board of Directors in its oversight of DexCom’s legal compliance policies, including its Insider Trading Policy, compliance risk exposures and the steps management has taken to monitor or mitigate such exposures;

•	the compensation committee assists the Board of Directors by evaluating potential risks related to our compensation programs;

•

through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks; and

•	a substantial portion of our compensation paid to employees is time-based equity that is oriented to performance as its value derives from our stock price.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2015, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Kevin Sayer
Steven R. Altman			X		X
Nicholas Augustinos	X				X
Mark Foletta	X	*	X
Barbara E. Kahn	X
Jonathan T. Lord, M.D.	X		X
Jay S. Skyler, M.D.			X		X	*
Eric Topol, M.D.			X	*	X
Total meetings (including actions by unanimous written consent) in fiscal year 2015	8		8		5

*	Committee Chairperson.

Audit Committee

The audit committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board has determined that both Mr. Foletta and Dr. Lord qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Select Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available at http://investor.stockholder.com/dexcom/governance.cfm. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to our Board the compensation for our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. See “Executive Compensation—Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the committee’s role, processes and activities in overseeing executive compensation. In addition, the compensation committee evaluates the potential risks related to our compensation programs.

Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No member of the compensation committee has accepted directly or indirectly any consulting, advisory or other compensatory fee from DexCom or any subsidiary thereof.

Compensation Committee Policies and Procedures. The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews, places significant consideration upon the recommendations by the CEO, along with the rationale for such recommendations, with the exception of the compensation review of the CEO himself. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Executive Chairman and CEO. Neither the Executive Chairman nor the CEO participates in the compensation committee’s review or decision as to their respective compensation packages. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive officer’s base salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The CEO works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged Compensia, Inc. to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2013, 2014 and 2015. During 2015, the compensation committee reviewed the fees provided to the compensation consultant relative to its revenue, the services provided by the compensation consultant to the compensation committee, the relationships between the compensation consultant and its consultants and our executive officers, and other factors relating to the compensation consultant’s independence, and concluded that it is independent within the meaning of the listing standards of NASDAQ and that its engagement did not present any conflict of interest.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available at http://investor.shareholder.com/dexcom/governance.cfm. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and oversees our compliance activities and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals: responsibility to our stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the nominating and governance committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business effectively. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend our annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals for Annual Meeting” on page 44 of this Proxy Statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met (including actions by unanimous written consent) eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. All members of our Board of Directors attended our annual meeting of stockholders in 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer (“CFO”). These codes are available at http://investor.shareholder.com/dexcom/governance.cfm. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

In addition, the key practices and procedures of the Board are outlined in the Corporate Governance Principles available on our website at http://investor.shareholder.com/dexcom/governance.cfm.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the Board. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

The general philosophy of our Board is that compensation for non-employee directors should reward them for a year of service in fulfilling their oversight responsibilities. DexCom does not compensate our Executive Chairman or our Chief Executive Officer for Board service in addition to their regular employee compensation. Each year, the compensation committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The compensation committee considers advice from Compensia, when appropriate. Our Board reviews the compensation committee’s recommendations and then determines the amount of director compensation. As described more fully below, non-employee director compensation is in the form of equity to align further the longer-term interests of the individual directors with those of our stockholders and to conserve cash resources.

Annual Retainers Paid to Non-Employee Directors. During 2015, none of our non-employee directors received a cash annual retainer to compensate them for their service our Board of Directors; instead they received equity awards with a fair value equivalent to $300,000, which are discussed below. In addition, the chairman of the audit committee, the chairman of the compensation committee, the chairman of the nominating and governance committee and the Lead Independent Director received annual retainers with values equal to $27,500, $20,625, $13,750 and $13,750, respectively. Consistent with our philosophy to conserve our cash resources, directors were paid applicable chairmanship retainers through grants of restricted stock units with values correlating to the amounts set forth above during 2015, as discussed below. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

Equity Awards Granted to Non-Employee Directors. Under our 2015 Equity Incentive Plan, or EIP, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time, subject to an annual limit. For 2015, each of our non-employee directors received an annual grant of restricted stock units with a fair value equivalent to $300,000 based on the 15-day average fair market value prior to the date of grant, which amount is pro-rated for a non-employee director that has served less than 12 months as of the date of grant. Each restricted stock unit grant to our directors vests in one annual installment 12 months after the date of grant. Annual grants to our non-employee directors are made on the date of the annual meeting of stockholders. In 2015 we eliminated the initial grants to new directors previously granted under the 2005 EIP and instituted an annual restricted stock unit grant with a fair value equivalent to $300,000 to each director. Vesting of outstanding equity awards held by directors is accelerated in full upon a change of control of DexCom.

In addition, each member of our Board is required to own shares of DexCom stock with an aggregate market value equal to three times his or her annual retainer. These stock ownership guidelines are effective for a director within three years of becoming a member of the Board. All of our directors currently are in compliance with these guidelines. Ownership levels are determined by including stock acquired through open market purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. Directors who have met the guidelines are expected, absent unusual circumstances, to maintain compliance with their target ownership levels.

2015 Director Compensation Table

The following table provides information for 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2015. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Consistent with our philosophy to conserve our cash resources, those non-employee directors entitled to annual retainers were only issued restricted stock units, and no non-employee directors received cash compensation in 2015.

Name	Stock Awards(1)	Total
Terrance Gregg(2)	$—	$—
Steven R. Altman	310,138	310,138
Nicholas Augustinos	310,138	310,138
Mark Foletta	338,549	338,549
Barbara E. Kahn	310,138	310,138
Jonathan Lord, M.D.	324,344	324,344
Kevin Sayer(2)	—	—
Jay S. Skyler, M.D.	324,344	324,344
Eric Topol, M.D.	331,446	331,446

(1)	These amounts reflect the grant date fair value of restricted stock units granted during 2015, computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 23, 2016. As of December 31, 2015, Mr. Altman had 7,848 unvested restricted stock units, Mr. Augustinos had 4,279 unvested restricted stock units, Mr. Foletta had 9,248 unvested restricted stock units, Dr. Kahn had 4,279 unvested restricted stock units, Dr. Lord had 4,475 unvested restricted stock units, Dr. Skyler had options outstanding for 119,160 shares and 4,475 unvested restricted stock units, and Dr. Topol had 4,573 unvested restricted stock units.

(2)	Neither Mr. Sayer nor Mr. Gregg received compensation for their service as director while an employee.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2015 and 2014. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,235,736	$939,349
Audit-Related Fees(2)	117,630	65,000
Tax Fees(3)	10,000	44,000

Total Fees	$1,363,366	$1,048,349

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents).

(2)	Represents fees related to accounting consultations.

(3)	Represents fees related to Code Section 382 tax studies and Medical Device Excise tax review.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at http://investor.shareholder.com/dexcom/governance.cfm.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm for auditing our consolidated financial statements and concluded they were.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee DexCom’s financial reporting processes on behalf of the Board of Directors. The audit committee’s functions are more fully described in the audit committee charter, which is available at http://investor.shareholder.com/dexcom/governance.cfm. Management has the primary responsibility for DexCom’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management DexCom’s audited financial statements as of and for the fiscal year ended December 31, 2015.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of DexCom’s consolidated financial statements, their evaluation of DexCom’s internal controls, and the overall quality of DexCom’s financial reporting.

Based on these reviews and discussions, the audit committee has recommended to the Board of Directors that such audited consolidated financial statements be included in DexCom’s annual report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission on February 23, 2016. The audit committee also has engaged Ernst & Young LLP as DexCom’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and is seeking ratification of such selection by the stockholders.

Audit Committee

Mark Foletta, Chairman

Nicholas Augustinos

Barbara E. Kahn

Jonathan Lord, M.D.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This matter is being submitted to enable stockholders to express views on the design and effectiveness of our executive compensation program. Our goal for our executive compensation program is to support our key strategic and financial goals, and to attract, motivate and retain a talented, entrepreneurial and creative team of executive officers who will provide leadership for our success. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which minimizes base salary cash compensation relative to our peer group of companies as we work to maintain profitability, and emphasizes long-term equity awards as well as achievement of various financial and operational goals, satisfies this objective and is strongly aligned with the long-term interests of our stockholders. We believe the compensation program for our named executive officers was instrumental in helping us achieve strong performance in 2015, including generating a record full fiscal year 2015 product revenue of $400.7 million, an increase of $143.6 million, or 56%, as compared to 2014, and an increase of $243.6 million, or 155%, as compared to 2013.

The Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, describes our executive compensation program and the decisions made by the compensation committee in 2015 in more detail. Highlights of the program include the following:

•

maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various corporate financial and operational goals;

•	maintained our base salary and target total cash compensation at approximately 50th percentile of our peer group;

•

maintained our equity compensation approach from 2014, pursuant to which restricted stock unit awards were granted primarily based on our company performance, individual performance and expected future contributions of each executive officer as well as competitive market data in determining equity awards; and

•	maintained strong governance practices, including:

•	absence of material perquisites,

•	absence of tax “gross ups,”

•	prohibitions against hedging and pledging of our securities,

•	rigorous equity ownership guidelines, and

•	a compensation recovery (“clawback”) policy.

The Board of Directors has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

We are requesting that stockholders cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules in this proxy statement for the 2016 annual meeting of stockholders (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby APPROVED.

As an advisory vote, this proposal is not binding upon us. However, our Board and the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 30, 2016 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 83,395,601 shares of common stock outstanding as of March 30, 2016. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 30, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Named Executive Officers
Steven R. Altman(1)	14,363	*
Nicholas Augustinos(2)	17,592	*
Andrew K. Balo(3)	132,572	*
Richard Doubleday(4)	45,096	*
Mark Foletta(5)	2,745	*
Terrance H. Gregg(6)	710,071	*
Barbara E. Kahn(7)	41,525	*
Jonathan T. Lord, M.D.(8)	127,107	*
Steven R. Pacelli(9)	154,474	*
Jess Roper(10)	28,994	*
Kevin Sayer(11)	335,146	*
Jay S. Skyler, M.D.(12)	201,931	*
Eric Topol, M.D.(13)	90,215	*
All directors and executive officers as a group (16 persons)(14)	2,324,102	2.8%

All 5% Stockholders
The Vanguard Group(15)	5,241,624	6.3%
FMR LLC(16)	4,845,805	5.8%
Ameriprise Financial Inc.(17)	4,288,002	5.1%
T. Rowe Price Associates, Inc.(18)	4,270,871	5.1%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents shares held directly by Mr. Altman.

(2)	Represents shares held directly by Mr. Augustinos.

(3)	Represents fully vested options to purchase 88,926 shares of our common stock, as well as 43,646 shares held directly by Mr. Balo.

(4)	Represents shares held directly by Mr. Doubleday.

(5)	Represents shares held directly by Mr. Foletta.

(6)	Represents fully vested options to purchase 30,000 shares of our common stock, 10,156 restricted stock units that vest within 60 days of March 30, 2016, as well as 669,915 shares held directly by Mr. Gregg, or by a trust of which Mr. Gregg is a trustee.

(7)	Represents shares held directly by Dr. Kahn.

(8)	Represents shares held directly by Dr. Lord.

(9)	Represents fully vested options to purchase 21,423 shares of our common stock, as well as 133,051 shares held directly by Mr. Pacelli.

(10)	Represents shares held directly by Mr. Roper.

(11)	Represents fully vested options to purchase 150,919 shares of our common stock, as well as 184,227 shares held directly by Mr. Sayer.

(12)	Represents fully vested options to purchase 119,160 shares of our common stock, as well as 62,771 shares held by a partnership in which Dr. Skyler is managing partner and maintains voting rights over these shares, 10,000 shares held by a trust in which Dr. Skyler is a trustee, and 10,000 shares held by his spouse, which Dr. Skyler disclaims beneficial ownership.

(13)	Represents shares held directly by Dr. Topol.

(14)	Represents fully vested options to purchase 707,076 shares of our common stock, 10,156 restricted stock units that vest within 60 days of March 30, 2016, as well as a total of 1,606,870 shares held directly by the directors and officers or by trusts in which the directors and officers are trustees.

(15)	Represents shares held by The Vanguard Group according to its Schedule 13G/A filing made on February 11, 2016. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(16)	Represents shares held by FMR LLC according to its Schedule 13G/A filing made on February 12, 2016. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(17)	Represents shares held by Ameriprise Financial Inc. according to its Schedule 13G filing made on February 12, 2016. The address of Ameriprise Financial Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474

(18)	Represents shares held by T. Rowe Price Associates, Inc. according to its Schedule 13G/A filing made on February 9, 2016. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing for each of Terrance Gregg, Jeffrey Moy and Jess Roper.

EXECUTIVE OFFICERS

The following is biographical information as of March 31, 2016 for our executive officers with the exception of our Chief Executive Officer and President and our Executive Chairman, each of whom is discussed above under Proposal 1 (Election of Directors).

Name	Age	Position
Andrew K. Balo	68	Executive Vice President, Clinical, Regulatory and Quality
Richard Doubleday	53	Executive Vice President, Chief Commercial Officer
John D. Lister	41	General Manager, Europe, Middle East and Africa
Jeffrey Moy	55	Senior Vice President of Operations
Steven R. Pacelli	44	Executive Vice President, Strategy and Corporate Development
Jess Roper	51	Senior Vice President and Chief Financial Officer
Jorge Valdes	54	Executive Vice President, Chief Technical Officer (“CTO”)

Andrew K. Balo has served as our Executive Vice President, Clinical, Regulatory and Quality since January 2015. From March 2008 to January 2015, Mr. Balo served as our Senior Vice President of Clinical and Regulatory Affairs, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

Richard Doubleday has served as our Executive Vice President, Chief Commercial Officer since January 2015. From February 2013 to January 2015, Mr. Doubleday served as our Senior Vice President of Worldwide Sales and Marketing. From June 2009 to February 2013, Mr. Doubleday served as our Vice President of Sales. From May 1988 to June 2009, Mr. Doubleday served in various roles for Johnson & Johnson, Inc. (“J&J”), including Director of Marketing for J&J subsidiary Animas Corporation, a manufacturer of insulin pumps, from July 2006 to June 2009, and Field Sales Director for J&J subsidiary LifeScan, Inc., a manufacturer of blood glucose monitoring systems, from August 2002 to October 2005. Mr. Doubleday received a B.A. from Michigan State University.

John D. Lister has served as our General Manager, Europe, Middle East and Africa since December 2015. Mr. Lister previously served as our Senior Vice President and General Counsel from March 2014 to December 2015, as General Counsel and Vice President of Human Resources from March 2013 to March 2014, as Vice President of Legal Affairs from May 2009 to March 2013 and as Director of Legal Affairs from January 2008 to May 2009. Prior to joining DexCom, Mr. Lister served as a corporate attorney for Fenwick & West LLP from June 2004 to January 2008, where he specialized in corporate finance, mergers and acquisitions, corporate compliance and general business matters for life sciences and technology companies. Mr. Lister received a B.A. from Claremont McKenna College, and a J.D. from the University of San Francisco. Mr. Lister is a member of the State Bar of California.

Jeffrey Moy has served as our Senior Vice President of Operations since January 2011, and previously served as our Vice President of Operations from September 2008 to January 2011. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc., a manufacturer of diagnostic products for laboratory medicine. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli was named DexCom’s Executive Vice President of Strategy and Corporate Development in August 2012. Mr. Pacelli has served in roles of increasing responsibility with DexCom since April 2006, including as its Chief Operating Officer from June 2010 to August 2012, its Chief Administrative Officer from December 2008 to June 2010, its Senior Vice President of Corporate Affairs from June 2007 to December 2008, and its Vice President of Legal Affairs from April 2006 to June 2007. Prior to joining DexCom, Mr. Pacelli served as a corporate attorney specializing in finance, mergers and acquisitions, and general corporate matters, and also in an executive role as general counsel of several privately held companies. Mr. Pacelli received a BA from the University of California, Los Angeles, and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jess Roper has served as our Senior Vice President and Chief Financial Officer since January 2015. From March 2008 to January 2015, Mr. Roper served as our Vice President and Chief Financial Officer. Mr. Roper joined us in March 2005 as Director of Finance and served as interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed Certified Public Accountant.

Jorge Valdes has served as our Executive Vice President and Chief Technical Officer since June 2010, and previously served as our Senior Vice President of Operations from July 2007 to June 2010, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications (“AFC”) a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise business unit of AFC beginning in May 2004. Mr. Valdes received a B.S. and an M.B.A. from the University of Miami, Florida.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other named executive officers and directors, as well as performing oversight of our compensation arrangements, plans, policies and programs for employees generally.

Fiscal 2015 Corporate Performance

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring (“CGM”) systems for ambulatory use by people with diabetes. Operating in a novel technology category that we believe remains underpenetrated, our overarching objective is to both advance our technology platform and to grow our product revenue, each as quickly as possible. Although the broad changes in the delivery of healthcare due to the Affordable Care Act and continued volatility in the economy have each contributed to a challenging environment during the past several years, we achieved important milestones during 2015, including:

•

generating a record full fiscal year 2015 product revenue of $400.7 million, an increase of $143.6 million, or 56%, as compared to 2014, and an increase of $243.6 million, or 155%, as compared to 2013;

Revenue Performance	Product Revenue ($M)	% Increase to 2015
Fiscal 2015	$400.7	—
Fiscal 2014	$257.1	56%
Fiscal 2013	$157.1	155%

•	generating cash-based (non-GAAP) net operating income of $73.4 million in 2015, an increase of 99% as compared to 2014 (Cash-based (non-GAAP) net operating income for fiscal 2015 excludes

$130.5 million in non-cash expenses, comprised primarily of a $36.5 million research and development charge for the issuance of common stock related to an upfront payment associated with a Collaboration and License Agreement with Verily Life Sciences, and $82.7 million of share-based compensation. Cash-based (non-GAAP) net operating income for fiscal 2014 excludes approximately $58.4 million in non-cash expenses, comprised primarily of $50.0 million of share-based compensation);

Net Operating Income Performance	Net Operating Inc. ($M)	% Increase to FY14
Fiscal 2015	$73.4	—
Fiscal 2014	$36.9	99%

•	generating GAAP-based net income of $1.5 million, or $0.02 per share, during the fourth quarter of 2015, the second time that we were GAAP profitable during a fiscal quarter; and

•

obtaining regulatory approval and commercial launch of our G4 Platinum with Share and G5 Mobile systems, which were our first products that enabled mobile connectivity directly with patients’ and caregivers’ smartphones. We are the first company in the CGM industry to achieve such mobile connectivity, and believe this capability is be a critical element demanded by patients and caregivers.

Our financial and operational success has translated into superior and sustained short and long-term stock price growth for the benefit of our stockholders.

General Objectives and Philosophy

We have designed our compensation program to support our near-term objectives and promote the long-term growth of our company. Our compensation philosophy for all employees, including our executive officers, is to ensure that our compensation program:

•	supports our key strategic and financial goals;

•	relates directly to our corporate performance;

•	appropriately manages compensation-related risk within the context of our business strategies; and

•	provides a total compensation package that is competitive and enables us to attract, motivate, reward and retain executive officers and employees.

Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, stockholders and our employees. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board of Directors. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our equity incentive programs. Despite achieving GAAP-based profitability during the fourth quarter of 2015, we have not yet become profitable for a full fiscal year. Accordingly, as an essential part of our efforts to achieve profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to minimize base salary compensation relative to our peer group of companies in favor of equity and performance-based incentive compensation, which we believe best aligns the interests of our employees with our stockholders. We intend to ensure that our compensation program is perceived as fundamentally fair to all key constituencies. Therefore, we do not offer substantially different benefits or perquisites to our executives as compared to those benefits and perquisites offered to all other employees, nor do we provide tax “gross up” payments for any severance or change-in-control payments made to our executives.

Fiscal 2015 Compensation Overview

Given the climbing costs of healthcare in the United States, the growing share of those costs borne by patients, and increasing competition from insulin pumps that integrate CGM technology and new stand-alone glucose monitoring technologies, we anticipated that it would be challenging to maintain a rapid rate of growth during fiscal 2015; nevertheless, we expected our business to achieve:

•	substantial increases in product revenue;

•	decrease to our overall operating loss; and

•	various operating goals to maintain and advance our technology advantage and commercial development.

When designing our fiscal 2015 executive officer compensation program, the compensation committee considered our fiscal 2015 budget, as well as the program objectives set forth above. In addition, the compensation committee considered the intense competition for executive talent within the medical technology sector and broader regional technology sectors. Our overall objective was to compensate our named executive officers in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business operation in a rapidly evolving and innovative and competitive industry. As a result, with respect to our program of annual and long-term compensation, the compensation committee:

•	maintained a meaningful proportion of potential cash compensation in our annual cash incentive award program, which awards are paid only upon achievement of various financial and operational goals;

•	maintained our base salary and target total cash compensation levels at approximately 50th percentile of our peer group;

•	reduced the target number of restricted stock units to be granted in 2016 by approximately 50% across the Company, including for our named executive officers;

•

maintained our equity compensation approach from 2014, pursuant to which restricted stock unit awards were granted primarily based on both company performance and the individual performance and expected future contributions of each executive. The compensation committee also considered competitive market data in determining equity award levels; and

•	maintained strong governance practices, including:

•	absence of material perquisites or other personal benefits,

•	absence of tax “gross ups,”

•	prohibitions against hedging and pledging,

•	rigorous equity ownership guidelines, and

•	compensation recovery (“clawback”) policy.

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO

☑      Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total compensation to the achievement of strong financial performance tied to a balanced mix of performance metrics established in advance by the compensation committee and long-term equity awards that align executive interests with our stockholders.

☒      No Special Perquisites or Benefits: We do not provide special perquisites for executives, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

☑ Independent Compensation Advisor: The compensation committee selects and engages its own independent advisor.	☒ No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to our equity securities.

☑      Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.

☒ No Pledging of Company Securities: Our Board adopted a policy prohibiting pledges of our securities by our executives and directors.

☑ Annual Compensation Risk Assessment: The compensation committee conducts an annual assessment of our executive and broad-based compensation programs to ensure prudent risk management.	☒ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan.

☑ Compensation Committee Independence and Experience: The compensation committee is comprised solely of independent directors who have extensive experience.

☒      No Re-Pricing or Discounted Options / SARs: We do not provide discount stock options or stock appreciation rights.

         Our 2015 Equity Incentive Plan prohibits repricing exchange or buyout of stock options or stock appreciation rights without stockholder approval.

☑      Post-Vesting Stock Holding Guidelines: Our CEO is required to hold 100% of net after-tax shares issued upon the exercise of stock options or the vesting of restricted stock units for at least 12 months.

☒ No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments” or other executive benefits.

☑      Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for executives) or Board retainers (3x for directors).

☑      Compensation Recovery (“Clawback”) Policy: Our clawback policy provides that our Board may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event the officer’s fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of DexCom’s financial results.

Role of Management

Management provides data, analyses, input and recommendations to the compensation committee through both our Executive Chairman and CEO. Management also provides such data, analyses and input directly to our independent compensation consultant. Both our Executive Chairman and CEO, with the support of management representatives from finance, legal and human resources, provide input on various values for the compensation committee to consider when determining each element of compensation. The compensation committee gives significant weight to our Executive Chairman’s and CEO’s evaluation of each named executive officer’s performance and recommendations of appropriate compensation (other than their own). The compensation committee reviews such assessments and recommendations; however, the compensation committee’s decisions are made by the compensation committee in its sole discretion, and outside of the presence of any impacted executive officers.

Stockholder Advisory Vote on Executive Compensation

At our 2015 annual stockholders meeting, our stockholders again expressed strong support for our executive compensation program, with 88% of the votes cast (excluding abstentions and broker non-votes) voting in favor of the compensation of our named executive officers. When designing our 2016 executive compensation program, the compensation committee considered, among other things, these vote results. As a result of the 2015 vote, combined with the increase in our stock price during 2015, and competitive compensation data for 2015, we elected to reduce the target number of restricted stock units to be granted in 2016 by approximately 50% across the Company. In addition, we engage in dialogue with our stockholders on an ongoing basis, and the compensation committee will continue to consider the results of our say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Consultant Engagement

The compensation committee has engaged Compensia as an independent compensation consultant since 2006. Compensia has implemented policies and procedures to ensure the objectivity of its executive compensation consultants and the advice it provides to our compensation committee. The compensation committee conducted an assessment of Compensia’s independence pursuant to the SEC rules and NASDAQ listing standards and concluded that no conflict of interest exists that will prevent Compensia from being independent consultants to our compensation committee.

During 2014, we engaged Compensia to complete a competitive assessment of our executive compensation. Compensia has analyzed both publicly available peer data and compensation survey data and obtained historical data and insight into our previous compensation practices. In preparing its analysis, Compensia utilized a peer group of publicly traded companies consisting of firms directly comparable in size and industry to ours, and who are generally direct competitors to us for valued employees in the medical technology business. The companies in this peer group are generally in similar stages of their business lifecycle within the medical technology sector, and have similar annual revenue performance, market capitalizations, or headcounts. The peer group for 2014 and 2015 was the same utilized in 2013, focusing primarily on medical technology and device companies with, to the extent feasible, comparable revenue, market capitalization and geographic location. We updated our peer group in 2015 to guide 2016 compensation decisions. No peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer group included:

•	Industry: The peer group used focused on medical technology and device companies.

•

Revenue: We considered the revenue of the peer companies and generally selected peer companies with trailing 12 months of revenue that, at the time of the analysis, generally fell within the range of one-half to two and one-half times our revenue.

•	Market Capitalization: We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-fifth to five times our market capitalization. Our market capitalization relative to our peer group at the time of our 2014 compensation analysis was at the 83rd percentile because there were a small number of medical technology and device companies with both revenues that fell within our recommended range and similar market capitalizations.

For 2015 compensation planning purposes, our peer group was composed of the following companies:

Abaxis, Inc.	Meridian Biosciences, Inc.

Abiomed, Inc.	Neogen*

Conceptus, Inc.	NuVasive, Inc.

Cyberonics, Inc.	NxStage Medical, Inc.

Cynosure, Inc.	Palomar Medical Technologies, Inc.

Heartware International, Inc.	Quidel Corporation

ICU Medical*	Thoratec Corporation

Insulet Corporation	Vocera Communications, Inc.

MAKO Surgical Corp.	Volcano Corporation

Medidata Solutions*

*	Added in 2014.

Peer Group Data. The compensation committee targets each officer’s total annual cash compensation to generally fall within the median range for comparable positions in our peer group. The compensation committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total annual cash compensation above the median range. On the other hand, achievement below compensation plan goals generates total annual cash compensation below the median range, which reflects the compensation committee’s pay-for-performance philosophy. The compensation committee also considers peer group data when determining compensation practices.

The compensation committee may adjust a component of a named executive officer’s pay or total direct annual compensation above or below the median range to acknowledge the value, experience and potential he or she brings to the role, demonstrated success in meeting key objectives and sustained high-level performance. The differences in compensation levels among our named executive officers are primarily attributable to the differences in the range of compensation for similar positions in our peer group. However, the Compensation Committee does not benchmark its compensation to any particular level or against any specific member of the peer group. Rather, it utilizes the peer group information as a reference in determining the appropriate levels of overall total compensation and each individual compensation element.

Named Executive Officers for Fiscal 2015

For fiscal 2015, our named executive officers were:

•	Kevin Sayer, President and Chief Executive Officer;

•	Jess Roper, Senior Vice President and Chief Financial Officer;

•	Andrew Balo, Executive Vice President, Clinical, Regulatory and Quality;

•	Richard Doubleday, Executive Vice President, Chief Commercial Officer; and

•	Steven Pacelli, Executive Vice President, Strategy and Corporate Development.

Details and Elements of our 2015 Compensation

Since our primary business goals to achieve profitability and maintain and advance our technology advantage within our field did not change from 2014 to 2015, the structure and elements of our executive compensation program remained largely consistent during these years. The compensation committee designed the program to focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic and operational goals, and increasing stockholder value, without encouraging excessive risk taking. The base salaries to be paid to our named executive officers were fixed at the beginning of 2015, and incentive cash compensation actually paid to our named executive officers was above target levels, which reflected our strong fiscal 2015 commercial performance and the compensation committee’s pay-for-performance philosophy. The compensation committee reviews competitive market information with our CEO for each executive officer. The compensation committee provides a recommendation to the Board on the Executive Chairman’s and CEO’s compensation. In addition, at the beginning of each fiscal year, the compensation committee reviews executive officers’ performance for the last year and objectives for the next year, together with an executive officer’s responsibilities and experience level. The compensation committee also considers our overall fiscal performance compared to our fiscal objectives and performance targets. The relative weight given to these factors varies with each individual at the discretion of the compensation committee.

The principal elements of compensation for our employees, including our executive officers, include:

•

base salary that is designed primarily to be conservative, but generally competitive, with base salary levels in effect at comparable medical technology and device companies with which we compete for personnel;

•	cash incentive awards that are contingent upon the achievement of rigorous annual financial and operational performance goals established by the Board of Directors; and

•

long-term equity incentives, consisting of restricted stock unit grants with such grants based primarily on the individual performance and expected future contributions of each executive in combination with consideration of competitive market data. Grant amounts are premised upon our belief that we should:

•	recognize significant Company performance with particular focus on our revenue growth, performance milestone achievements and long-term stock price growth;

•	conserve our cash resources to support our goal of achieving profitability;

•	increase alignment of management’s interests with the long-term interests of our stockholders; and

•	encourage employees to behave like owners.

Consistent with the principles of our executive officer compensation summarized above, an executive officer’s total direct compensation is based upon our overall performance and the performance of that individual executive officer. We do not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the compensation committee’s assessment of the compensation practices of the companies in the peer group and our short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and represents the primary portion of the total direct compensation opportunity for each executive officer. The compensation committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value. The graph below depicts the percentages of fixed and variable income for our CEO and for the remainder of our named executive officers during 2015.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group and the following factors: the scope of responsibilities, experience, past performance and objectives for the year. Consistent with our philosophy to pay for performance, as well as to conserve our cash resources as we work towards profitability, the compensation committee sets base salaries at or below the 50th percentile of our peer group for each named executive officer.

On March 6, 2015, the Board approved 2015 base salaries for our named executive officers. As a group, the named executive officers’ base salaries increased by approximately 11% in 2015 compared to 2014. The changes in the base salaries for Messrs. Sayer, Roper, Balo and Doubleday were as a result of their promotions to CEO, Senior Vice President, Executive Vice President and Executive Vice President, respectively.

Name	Title	2015 Salary	2014 Salary	% Increase
Kevin Sayer	President & CEO	$400,000	$325,000	23%
Jess Roper	SVP & CFO	$260,000	$248,850	4%
Andrew Balo	EVP, Clinical, Regulatory and Quality	$310,000	$291,200	6%
Richard Doubleday	EVP, Chief Commercial Officer	$310,000	$265,000	17%
Steven R. Pacelli	EVP, Strategy & Corporate Development	$310,000	$296,400	5%

Bonus Plans

As noted above, the compensation committee believes that a meaningful portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses, which motivate our executive officers towards achievement of annual financial and performance targets set by the compensation committee. In particular, our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets, operating income targets, (exclusive of non-cash, share-based compensation and other accounting adjustments) and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results, which target goals are then reviewed and approved by the compensation committee and set forth in objective terms in a bonus plan at the beginning of each year. For fiscal 2015, the compensation committee identified product revenue as a primary metric of the 2015 Bonus Plan (the “2015 Plan”), as adjusted, since it is a key measure of our progress towards profitability as well as our growth in terms of customers and their utilization of our products. In addition, as our business matures and we continue to work towards achieving and maintaining profitability, the compensation committee included an operating income target as a separate metric of the 2015 Plan to incentivize actions to increase our operating income and to further our drive to achieve GAAP-based profitability. As the third metric of our 2015 Plan, a portion of the bonus payable under the 2015 Plan was based on achieving certain performance milestones, as detailed below, since continued development of our technology and commercialization will also add to our overall value.

Named Executive Officers Bonus

For our named executive officers, the amount of any bonus awarded under the 2015 Plan was predicated on achieving targeted product and service revenue goals, targeted operating loss goals, and performance milestones. Under the 2015 Plan, the target bonus amounts for our named executive officers were as outlined below. Generally, 60% of any bonus paid under the 2015 Plan to named executive officers was based on achieving certain annual revenue goals (the “Revenue Component”), 20% was based on achieving targeted operating income goals (the “Operating Results Component”) and 20% was based on achieving certain performance milestones (the “Performance Component”). In addition, the 2015 Plan included two stretch goals, both identified at the time that the 2015 Plan was approved by the Board, pursuant to which any bonus amount otherwise payable could be increased by an additional 25% if both such stretch goals were achieved. The maximum amount that could be achieved were we to achieve the top end of both the Revenue Component as well as the Operating Results Component, and each of the milestones in the Performance Component and both of the stretch goals would be 200% of a given target bonus amount. The changes in the target bonus percentages for Messrs. Sayer, Roper, Balo and Doubleday were as a result of their promotions to CEO, Senior Vice President, Executive Vice President and Executive Vice President, respectively.

Name	Title	Target Bonus	Change from 2014
Kevin Sayer	President & CEO	125%	25%
Jess Roper	SVP & CFO	50%	25%
Andrew Balo	EVP, Clinical, Regulatory and Quality	75%	50%
Richard Doubleday	EVP, Chief Commercial Officer	75%	50%
Steven R. Pacelli	EVP, Strategy & Corporate Development	75%	0%

Short-Term Incentive Plan Goals
Component	Revenue	Operating Income	Performance Milestones
Weighting	60%	20%	20%

Under the 2015 Plan, no portion of annual bonus attributable to the Revenue Component was to be paid unless we met a specified minimum revenue target for fiscal 2015 of $340 million. Upon achievement of this minimum revenue target, each named executive officer was to receive a bonus award of 100% of their targeted annual bonus attributable to the Revenue Component. If we exceeded our fiscal 2015 revenue target, each of the named executive officers was to receive bonuses at various stepped up amounts up to a maximum of 175% of their targeted annual bonus attributable to the Revenue Component. The revenue target of $340 million was established at a level that required more than 31% growth over the product revenue total for 2014. We believed the 2015 revenue target to be achievable, but it would have required excellent performance by each of our named executive officers. During 2015, we generated product revenue of approximately $400.7 million representing a growth rate of 56%. Accordingly, the named executive officers and other eligible employees received a bonus of 175% of the targeted annual bonus opportunity attributable to the Revenue Component.

Under the 2015 Plan, no portion of the annual bonus attributable to the Operating Results Component was to be paid unless we met an operating income target for fiscal 2015 of $60 million, as adjusted to exclude (i) any acquisition charges or (ii) for any additional targeted strategic investment related expenses incurred by the Company and approved by the Board; (iii) and any non-cash share-based compensation and other non-cash charges and (iv) impact of the adoption of any new accounting pronouncements. Upon achievement of this operating income target, each named executive officer would receive a bonus award of 100% of their target annual bonus attributable to the Operating Results Component. If we achieved operating income results that were more favorable in fiscal 2015 than our operating income target, the named executive officers would receive bonuses at various stepped up amounts up to a maximum of 175% of their target annual bonus attributable to the Operating Results Component. The operating income target of $70 million was established at a level that we believed to be achievable, but would have required nearly 90% growth from $36.9 million, as adjusted, in 2014, and would have required excellent performance by each of our named executive officers. During 2015, we exceeded our operating income target by finishing the year with $73.4 million, as adjusted, in operating income, and accordingly, the named executive officers received a bonus of 125% of the target annual bonus opportunity attributable to the Operating Results Component.

Under the Performance Component, bonus amounts were to be paid to the named executive officers for achieving specified corporate milestones. Eligible participants received 20% of their target annual bonus opportunity attributable to the Performance Component for achievement of each of four corporate milestones by us during fiscal 2015. We achieved our first performance milestone by launching our cloud-based software platform, called Clarity, during 2015. We achieved our second performance milestone by filing an application with the U.S. Food and Drug Administration, or FDA, seeking approval for our G5 Mobile system in the first quarter of 2015. We also achieved our third performance milestone, which was to enable reimbursement for at least 25 million covered lives through pharmacy benefit channels. We did not achieve our fourth milestone which was filing an application with the FDA or filing for a CE Mark, for our auto-applicator / transmitter system. Accordingly, eligible participants received 75% of the target annual bonus opportunity attributable to the Performance Component or 15%. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve.

Finally, to provide further incentive to the named executive officers concerning our objective to substantially increase our revenues during 2015, via a combination of increasing our installed base of patients who use our CGM systems and other factors as well as to attain GAAP profitability, the Board included two final performance objectives in the 2015 Plan (also referred to as our stretch goals). If we achieved product revenue of at least $400 million during 2015, then any bonus otherwise payable under the 2015 Plan would be increased by 12.5%. In addition, if we achieved GAAP-based net income for fiscal 2015, then any bonus otherwise payable under the 2015 Plan would be increased by an additional 12.5%. During 2015, we achieved product revenue of more than $400 million, but did not achieve GAAP-based net income. Accordingly, the bonus amounts paid out under the 2015 Plan were increased by 12.5%.

The following table presents information relating to the various components, targets and achievement under the 2015 Plan.

Bonus Component	Revenue(1)		Operating Income(1)		Performance Milestones(2)		Total
Weighting	60%		20%		20%		100%
Maximum Achievement (A)	175%		175%		100%
Stretch Goal Multiplier (B)
Stretch Goal #1 (max of 112.5%)(3)	112.5%		112.5%		112.5%
Stretch Goal #2 (max of 112.5%)	Not Met		Not Met		Not Met
Total Achievement (A x B)	197%		197%		113%		180%

Name	Target Bonus	Earned Bonus	Target Bonus	Earned Bonus	Target Bonus	Earned Bonus	Target Bonus	Earned Bonus
Kevin Sayer	$300,000	$590,625	$100,000	$140,625	$100,000	$84,375	$500,000	$815,625
Jess Roper	$78,000	$153,563	$26,000	$36,563	$26,000	$21,938	$130,000	$212,063
Andrew Balo	$139,500	$274,641	$46,500	$65,391	$46,500	$39,234	$232,500	$379,266
Richard Doubleday	$139,500	$274,641	$46,500	$65,391	$46,500	$39,234	$232,500	$379,266
Steven R. Pacelli	$139,500	$274,641	$46,500	$65,391	$46,500	$39,234	$232,500	$379,266

(1)	2015 Achievement on revenue and operating income components reflect maximum 175% and 125%, respectively, achievement on plan (as described above).

(2)	2015 Achievement on performance milestone components reflects 75% achievement of specific performance milestones described above.

(3)	Revenue, operating income and performance milestone bonus components increased by 12.5% to reflect additional achievement of stretch goal related to revenue growth (as described above).

We believe the 2015 Plan for the named executive officers was an instrumental element in driving our strong performance in 2015, during which our product revenue grew by 56% from 2015 to approximately $400.7 million.

Equity Incentive Programs

Because of the direct relationship between the value of our equity and the fair market value of our common stock, we believe that granting stock options or restricted stock units is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our Company and our stockholders. In 2015, we issued restricted stock units to our named executive officers in lieu of stock options to reduce to some extent the dilution to our common stock, and to conserve shares in our incentive equity pool during another year in which we added significantly to our headcount. The compensation committee’s philosophy for long-term equity incentive compensation is to align the interests of our named executive officers with our long-term strategic direction and the interests of stockholders, to help reduce the possibility that our named executive officers make business decisions that favor short-term results or individual compensation at the expense of long-term value. As a result, the compensation committee’s approach is to award time-based restricted stock units to our named executive officers. We believe this award structure ensures continued focus on the long-term value of our business and helps to retain highly talented executives and to align their interest with those of our stockholders over the long-term.

The compensation committee grants equity awards to our executive officers based upon prior performance, the importance of retaining their services and with the goal of providing each executive officer with an incentive to manage from the perspective of an owner with an equity stake in the business to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also evaluate the number of vested and unvested equity awards currently held by our executive officers in determining additional grants. We may utilize various forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards or specific feedback from key stockholders.

The compensation committee plans to continue to utilize restricted stock units as a means to recruit, retain, reward and motivate our executive officers in fiscal 2016, in order to provide an incentive to them to spend an extended portion of time with us and to build value over time. However, in light of competitive compensation data for 2014 that we reviewed in 2015, the increase in our stock price, and our desire to minimize dilution to existing stockholders, we elected to reduce the restricted stock unit grant target amounts in 2015 by approximately 50% across the company, including for our named executive officers. For example, our CEO received 182,813 restricted stock units in 2014, and in 2015 our CEO received 90,000 restricted stock units. Furthermore, in 2016, again based on competitive compensation data for 2015, we elected to further reduce the restricted stock unit grant target amounts by approximately 16% across the Company.

Grants to newly hired executive officers are approved by the compensation committee and are effective on the grant dates consistent with our equity award policy. We typically grant restricted stock units to certain of our executive officers annually in conjunction with the release of our fiscal year-end earnings results. With respect to executive officers, initial restricted stock unit grants typically vest over a four -year period in four equal annual installments. Subsequent restricted stock unit grants to executive officers typically vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, with the remaining balance vesting in four equal installments every six months thereafter.

In March 2015, we made restricted stock grants under our 2005 Equity Incentive Plan to our named executive officers as outlined below. Restricted stock units granted to the named executive officers were all granted with a typical vesting schedule.

Name	Title	# of RSUs
Kevin Sayer	President & CEO	90,000
Jess Roper	SVP & CFO	40,000
Andrew Balo	EVP, Clinical, Regulatory and Quality	47,500
Richard Doubleday	EVP, Chief Commercial Officer	47,500
Steven R. Pacelli	EVP, Strategy & Corporate Development	45,000

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, we do not provide pension arrangements, or maintain non-qualified defined benefit plans or other deferred compensation plans, post-retirement health coverage (aside from COBRA benefits), or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an executive officer’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. The material terms of our change of control agreements were determined following an analysis of the change of control arrangements with other similar companies. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In December 2008, the compensation committee approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreements”) that was entered into by each of our CFO, our other named executive officers and our other executive officers ranking vice president and above. Please see the section titled “Employment, Severance and Change of Control Agreements” below for additional detail on the terms of our Change of Control Agreements. We entered into the Change of Control Agreements as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for us during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for us and our stockholders.

The amounts payable upon a named executive officer’s termination of employment or upon a change of control are calculated on an estimated basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Stock Ownership Guidelines

We grant stock options and restricted stock units with the intent of aligning the interests of our employees, including our named executive officers, with our stockholders. Accordingly, we adopted stock ownership guidelines in 2010 that require our executive officers to retain ownership of a material portion of our common stock. Under these guidelines, our officers are required to own shares of our stock with an aggregate market value equal to three times his or her current base salary. Ownership levels are determined by including stock acquired through open market or Employee Stock Purchase Plan purchases, shares vested pursuant to restricted stock unit grants, as well as the in-the-money value of vested stock options. As of the record date each of our named executive officers met the stock ownership requirements. Executive officers are expected, absent unusual circumstances, to maintain compliance with their target ownership levels. In addition, our CEO is required to hold 100% of net after-tax shares issued upon the exercise of stock options or the vesting of restricted stock units for at least 12 months.

Insider Trading Policy

Our Insider Trading Policy, among other things, establishes periods of time during which employees, including our executive officers, may and may not trade shares of DexCom’s stock. It also prohibits employees from engaging in hedging or pledging transactions involving DexCom stock.

Compensation Recovery

Our compensation recovery (“Clawback”) policy provides that our Board may require the forfeiture, recovery or reimbursement of cash and equity incentive compensation from an executive officer in the event the officer’s fraud or intentional illegal conduct is determined by our Board to have materially contributed to a restatement of DexCom’s financial results.

Accounting and Section 162(m) Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers upon the exercise of qualifying compensatory stock options. We anticipate that we will get a tax deduction against taxable income for any compensation paid that is less than $1 million, plus any amounts that would otherwise be taxable as ordinary income to executives on the exercise of non-statutory stock options. However, while our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of DexCom and our stockholders.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Eric Topol, M.D., Chairman

Steven R. Altman

Mark Foletta

Jonathan Lord, M.D.

Jay Skyler, M.D.

SUMMARY OF EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for each of the three years ended December 31, 2015, 2014 and 2013, awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin Sayer	2015	$400,000	—	$5,363,010	—	$815,625	$22,985	$6,601,620
Chief Executive Officer	2014	325,000	—	7,112,850	—	624,000	21,981	8,083,831
and President	2013	325,000	—	2,335,350	—	629,688	18,465	3,308,503

Jess Roper	2015	$260,000	—	$2,383,560	—	$212,063	$16,489	$2,872,112
Senior Vice President and	2014	248,850	—	1,422,570	—	191,116	15,736	1,878,272
Chief Financial Officer	2013	237,000	—	467,070	—	183,675	13,065	900,810

Andrew Balo	2015	$310,000	—	$2,830,478	—	$379,266	$22,524	$3,542,268
EVP, Clinical, Regulatory and Quality

Richard Doubleday	2015	$310,000	—	$2,830,478	—	$379,266	$22,861	$3,542,605
EVP, Chief Commercial
Officer

Steven R. Pacelli	2015	$310,000	—	$2,681,505	—	$379,266	$22,861	$3,393,632
EVP-Strategy and	2014	296,400	—	3,366,749	—	426,816	21,830	4,111,795
Corporate Development	2013	284,885	—	1,115,067	—	414,141	18,515	1,832,608

(1)	These amounts reflect the grant date fair value of stock awards and options granted during 2013, 2014 and 2015 computed in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 23, 2016.

(2)	Amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2015 Compensation—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies as well as miscellaneous other amounts.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2015 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during fiscal 2015.

	Grant Date	Estimated Possible Payouts Under 2015 Bonus Plan			All Other Stock Awards: Number of RSUs Granted(2)	Grant Date Fair Value of Option Awards(3)
Name		Threshold(1)	Target(1)	Maximum(1)
Kevin Sayer	N/A	$400,000	$500,000	$1,000,000
	3/8/15				90,000	$5,363,010

Jess Roper	N/A	$104,000	$130,000	$260,000
	3/8/15				40,000	$2,383,560

Andrew Balo	N/A	$186,000	$232,500	$465,000
	3/8/15				47,500	$2,830,478

Richard Doubleday	N/A	$186,000	$232,500	$465,000
	3/8/15				47,500	$2,830,478

Steven R. Pacelli	N/A	$186,000	$232,500	$465,000
	3/8/15				45,000	$2,681,505

(1)	Represents threshold, target and maximum potential payments under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Details and Elements of our 2015 Compensation—Bonus Plans.”

(2)	These restricted stock unit awards were made under our 2005 Equity Incentive Plan and vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal installments every six months thereafter.

(3)	These amounts reflect the grant date fair value of the restricted stock units granted during 2015 computed in accordance with ASC Topic 718. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 23, 2016.

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2015.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested(2)
Name	Vested	Unvested
Kevin Sayer					190,000	(3)	$15,560,810
	55,806	—	$4.58	05/19/2019
	31,464	—	7.63	05/19/2018
	63,649	—	8.79	11/06/2017
Jess Roper					60,000	(3)	$4,913,940
Andrew Balo					80,834	(3)	$6,620,224
	3,927	—	$9.80	03/12/2020
	84,999	—	3.19	12/11/2018
Richard Doubleday					85,834	(3)	$7,029,719
Steven R. Pacelli					92,437	(3)	$7,570,498
	8,927	—	$9.80	03/12/2020
	2,855	—	7.63	05/19/2018
	9,637	—	7.79	08/02/2017
	4	—	11.33	08/08/2016

(1)	The amount reported represents the fair market value of a share of our common stock, as determined by our Board of Directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Details and Elements of Our 2015 Compensation—Equity Incentive Programs” above for a discussion of how we determined the fair market value of our common stock. For a discussion of our valuation assumptions, see Notes 1 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 23, 2016.

(2)	Represents the fair market value of the unvested restricted stock units as of December 31, 2015 calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2015, which was $81.90 less the par value of our common stock.

(3)	Restricted stock units vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in four equal semi-annual installments over the following 24 months.

2015 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2015 as well as stock awards that vested during fiscal 2015.

	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Kevin Sayer	—	$—	145,834	$10,430,102
Jess Roper	71,500	4,903,338	29,271	2,092,230
Andrew Balo	128,074	8,156,454	50,625	3,596,670
Richard Doubleday	35,000	1,877,651	50,937	3,675,912
Steven Pacelli	278,709	17,221,402	71,311	5,076,895

(1)	Value realized on exercise of option awards is calculated as the difference between the sale price on the date of exercise and the exercise price per share multiplied by the number of shares exercised.

(2)	Value realized on vesting of stock awards is calculated as the difference between the closing price of our common stock on the vest date less the par value of our common stock multiplied by the number of common stock shares acquired on vesting.

Employment, Severance and Change of Control Arrangements

We have entered into change of control arrangements with each of our named executive officers (the “Change of Control Agreements”). The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options and restricted stock units held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreements represent the complete and exclusive statement of agreement between the executives and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executives with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, the potential payments and benefits if the named executive officers, employment had been terminated on December 31, 2015.

	Involuntary Termination of Employment Not For Cause or Constructive Termination			Termination of Employment Upon a Change of Control
	Type of Payment or Benefit:			Type of Payment or Benefit:
Name	Severance	Accelerated Restricted Stock Units		Severance	Accelerated Restricted Stock Units
Kevin Sayer	$400,000	$9,827,880	(1)	$400,000	$15,560,810	(1)
Jess Roper	$260,000	$2,866,465	(1)	$260,000	$4,913,940	(1)
Andrew Balo	$310,000	$3,992,576	(1)	$310,000	$6,620,224	(1)
Richard Doubleday	$310,000	$4,402,071	(1)	$310,000	$7,029,719	(1)
Steven R. Pacelli	$310,000	$4,758,578	(1)	$310,000	$7,570,498	(1)

(1)	Represents the value of accelerated vesting of the named executive officer’s restricted stock units. The closing price of our common stock on December 31, 2015 was $81.90 per share.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (in thousands) (c)
Equity compensation plans approved by stockholders(1)(2)	1,271	$7.56	5,166
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	1,271	$7.56	5,166

(1)	Includes securities issued or available for future issuance pursuant to the 2005 Equity Incentive Plan, the 2015 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan. 3,666,028 shares under column (c) are attributable to our 2015 Equity Incentive Plan and 1,500,000 are attributable to our 2015 Employee Stock Purchase Plan.

(2)	Shares reserved for future issuance under the 2015 Equity Incentive Plan may be granted as restricted stock, restricted stock units, options or other equity awards.

(3)	As of December 31, 2015, we did not have any equity compensation plans that were not approved by our stockholders.

Risks from Compensation Policies and Practices

The compensation committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. Based on the compensation committee’s review of our compensation policies and practices, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

During 2015, in addition to his role as Executive Chairman of our Board, Mr. Gregg was employed as an executive officer, leading our external efforts and, as an officer, was paid $2,739,769, including $2,085,615 of stock awards computed in accordance with FASB ASC Topic 718, $428,203 of bonus earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis” and $15,951 in premiums paid to employee health and life insurance policies. Mr. Gregg’s base salary as an employee is $210,000. As of December 31, 2015, Mr. Gregg had 126,408 unvested restricted stock units and options to purchase 30,000 shares of our common stock. In June 2007, we entered into an Employment Agreement with Mr. Gregg, as amended in December 2008 (the “Gregg Employment Agreement”). Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months’ salary as severance and full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In the event of Mr. Gregg’s death or disability, there will be full acceleration of the vesting of all of the shares subject to all options and restricted stock units held by him and any other stock awards that the Board of Directors determines should be subject to the provisions of the Gregg Employment Agreement. In addition, all stock options and restricted stock units granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

During 2015, we employed Mr. Gregg’s son-in-law, Jake Leach as our Senior Vice President of Research and Development. During 2015, Mr. Leach was paid $397,868 in base salary and bonus, and was granted 40,000 restricted stock units. In addition, we employed Mr. Gregg’s daughter-in-law, Leah Baccitich, as our Corporate and Compliance Counsel. During 2015, Ms. Baccitich was paid $117,039 in base salary and bonus, and was granted 1,649 restricted stock units.

Other than the employment of Mr. Gregg, Mr. Leach and Ms. Baccitich, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Our audit committee reviews the fairness and determines approval of any proposed transaction between us and management or other related parties (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of our relationship with the other individual or entity; and whether the person has access to confidential DexCom information.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in DexCom’s Proxy Materials. Stockholders of DexCom may submit proposals on matters appropriate for stockholder action at meetings of DexCom’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in DexCom’s proxy materials relating to its 2017 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by DexCom no later than December 15, 2016. Such proposals should be delivered to DexCom, Inc., Attn: Secretary, 6340 Sequence Drive, San Diego, CA 92121.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. DexCom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of DexCom not less than seventy-five calendar days nor more than one hundred and five calendar days day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2017 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed to and received by DexCom’s Secretary at the principal executive offices of DexCom between February 3, 2017 and March 5, 2017. However, in the event that the annual meeting is called for a date that more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely notice by the stockholder must be delivered not earlier than the close of business on the one hundred and fifth day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by DexCom. A stockholder’s notice to DexCom’s Secretary must set forth the information required by DexCom’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer & Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2015 with the SEC on February 23, 2016. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Kevin Sayer

President and Chief Executive Officer

San Diego, California

April 6, 2016

DEXCOM, INC 6340 Sequence Drive SAN DIEGO, CA 92121

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain
	1a Steven R. Altman	☐	☐	☐
	1b Barbara E. Kahn	☐	☐	☐
	1c Jay S. Skyler	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3.	Advisory resolution to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

02  0000000000

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report, 10K WRAP is/are available at www.proxyvote.com.

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DEXCOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2016 AT 2:00 P.M.

The undersigned hereby appoints Kevin Sayer and Jess Roper, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of DEXCOM, INC that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M., PDT on May 19, 2016, at DexCom’s facilities at 6310 Sequence Drive, San Diego, California, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED (1) “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, (3) “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS AND (4) IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE ANNUAL MEETING. THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY OR PROXIES HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE COMPANY HELD BY THE UNDERSIGNED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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